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_______, 1994



Marine Midland Bank
Corporate Trust Department
140 Broadway
New York, New York  10015

Ladies and Gentlemen:

          Charter Medical Corporation, a Delaware corporation (the "Company"), is offering to issue, upon the terms and subject to the conditions set forth in the Prospectus dated as of the date hereof (the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Offer"), $1,000 principal amount of the Company's 11 1/4% Series A Senior Subordinated Notes due 2004 which have been registered under the Securities Act of 1933, as amended (the "New Notes"), in exchange for each outstanding $1,000 principal amount of its unregistered 11 1/4% Senior Subordinated Notes due 2004, (the "Old Notes").
The New Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof to each tendering holder of Old Notes whose Old Notes are accepted by the Company for exchange in the Offer.

          You are hereby appointed and authorized to act as agent for the Company (the "Exchange Agent") to effectuate the exchange of Old Notes for New Notes, on the terms and subject to the conditions of this agreement (the "Agreement"). In that connection, you acknowledge receipt of the following documents:

                         (i)  the Prospectus;

                        (ii) the Letter of Transmittal to be used by the registered holders of the Old Notes;

                       (iii) Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner or the Company; and

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                        (iv)  Notice of Guaranteed Delivery, to be used by any
                              registered holder of the Old Notes when the Old Notes are not immediately available for delivery to you or time will not permit a Letter of Transmittal and the accompanying documents to reach you prior to the expiration of the Offer.

          The Offer shall expire at the time and on the date specified in the Prospectus (the "Initial Expiration Date") or at any subsequent time and date to which the Company may extend the Offer. The later of the Initial Expiration Date and the latest time and date to which the Offer is so extended is referred to herein as "Expiration Date."

          You are hereby requested, and you hereby agree, to act as follows:

          1. You are to accept, subject to any withdrawal rights as described in the Prospectus, Old Notes that are accompanied by the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions thereon and any requisite collateral documents and all other instruments and communications submitted to you in connection with the Offer and to hold the same upon the terms and conditions set forth in this Agreement.

          2. You are to examine the Letters of Transmittal, the Old Notes, and the other documents delivered or mailed to you by or on behalf of the holders of the Old Notes as soon as practicable after receipt by you to ascertain whether
(i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) the Old Notes have otherwise been properly tendered and (iii), if applicable, the other documents are properly completed and duly executed. You need not pass on the legal sufficiency of any signature or verify any signature guarantee.

          3. In the event any Letter of Transmittal or other document has been improperly executed or completed or any of the Old Notes are not in proper form or have been improperly tendered, or if some other irregularity in connection with the delivery of Old Notes by a registered holder thereof exists, you shall promptly report such information to the Company and you are authorized, upon consultation with the Company and its counsel, to endeavor to take such lawful action as may be necessary to cause such irregularity to be corrected. You are authorized to request from any person tendering Old Notes such additional documents or undertakings as you may deem appropriate. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, whose determinations will be final and binding. The Company reserves the absolute right to reject any or all tenders


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that are not in proper form or the acceptance of any particular Old Notes that would, in the opinion of the Company's counsel, be unlawful. Subject to applicable law, the Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Old Notes, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions set forth therein) will be final and binding. No tender of Old Notes will be deemed to have been properly made until all defects and irregularities have been cured or waived as determined by the Company in its sole discretion.

          4. Tenders of Old Notes shall be made only as set forth in the Prospectus and the Letter of Transmittal, and Old Notes shall be considered properly tendered to you only when:

               (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantee and any other required documents, are received by you at one of your addresses set forth in the Prospectus or in the Letter of Transmittal and Old Notes are received by you at one of such addresses; or a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company, with an appropriate guarantee of signature and delivery from an Eligible Guarantor Institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is received by you at or prior to the Expiration Date. For purposes of this Agreement, an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act shall mean a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery may be delivered to you by hand or transmitted by telegram, facsimile transmission or letter;

               (b) Old Notes (in respect of which there has been delivered to you prior to the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery) in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any other required documents, are received by you within five (5) trading days of The New York Stock Exchange, Inc. after the date of execution of such Notice of Guaranteed Delivery; and

               (c) the adequacy of the items relating to Old Notes, and the Letters of Transmittal therefor and any Notice of Guaranteed Delivery has been favorably passed upon by the Company as above provided.



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          Notwithstanding the provisions of the preceding paragraph, Old Notes that the Company otherwise shall approve as having been properly tendered shall be considered to be properly tendered for all purposes of the Offer.

          5. (a) A tendering holder of Old Notes may withdraw tendered Old Notes in accordance with the procedures set forth in the Prospectus at any time on or prior to a 5:00 p.m. New York City time on the Expiration Date, in which event, except as may be otherwise specified in the holder's notice of withdrawal, all items in your possession that shall have been received from such holder with respect to those Old Notes shall be promptly returned to or upon the order of the holder and the Old Notes covered by those items shall no longer be considered to be properly tendered.

               (b) A withdrawal of tender of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, provided, however, that withdrawn Old Notes may be retendered by again following one of the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

               (c) All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding.

          6. You are to record and to hold all tenders received by you and to promptly notify by telephone (with confirmation by facsimile transmission)
Ms. Charlotte A. Sanford of the Company (phone: 912/751-2395;
fax: 912/751-2375), on a weekly basis during any week that you receive any new tenders, or more frequently if so requested by the Company, as to the total number of Old Notes tendered during such week or other period and the cumulative numbers with respect to the Old Notes tendered and not withdrawn through the time of such notice. Each weekly report should indicate separately the number of Old Notes represented by (i) certificates and (ii) Notices of Guaranteed Delivery actually received by you through the time of the report. In addition, you will also provide, and cooperate in making available to the Company, such other information as it may reasonably request upon oral request made from time to time. Your cooperation shall include, without limitation, the granting by you to the Company, and such other persons as it may reasonably request, of access to those persons on your staff who are responsible for receiving tenders of Old Notes in order to insure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Expiration Date of the Offer.



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          7.   Each Letter of Transmittal, Old Note, Notice of Guaranteed
Delivery and any other documents received by you in connection with the Offer shall be stamped by you to show the date and time of receipt and if defective, the date and time the last defect was waived by the Company or cured. Each Letter of Transmittal and Old Note that is accepted by the Company shall be retained in your possession until the Expiration Date. As promptly as practicable thereafter, you will deliver by registered mail with proper insurance those items, together with all properly tendered and cancelled Old Notes, to Charter Medical Corporation, Attention: Ms. Charlotte A. Sanford, Senior Director - Debt and Analysis.

          8. You are to satisfy requests of brokers, dealers, commercial banks, trust companies and other persons for copies of the documents and other materials specified in items (i) through (iv) of the introduction to this Agreement. You are not authorized to offer any concessions or to pay any commissions to any brokers, banks or other persons or to engage or to utilize any persons to solicit tenders.

          9. You are to follow up and to act upon all amendments, modifications or supplements to these instructions, and upon any further information in connection with the terms of the Offer, which may be given to you by the Company, including instructions with respect to any extension or of the modification of the Offer and the cancellation of the Offer.

          10. No exchange shall be made as to any Old Notes until you physically receive a certificate or certificates representing those Old Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

          11. For performing your services hereunder, you shall be entitled to receive from the Company a fee in accordance with EXHIBIT A attached hereto. You shall also be reimbursed by the Company for all reasonable counsel fees, if any, that you may incur in connection with the performance of your duties hereunder.

          12.  As Exchange Agent hereunder, you:

               (a) shall not have duties or obligations other than those specifically set forth herein or as may subsequently be agreed to by you and the Company;

               (b) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability unless you have been furnished with reasonable indemnification;



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               (c)  may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document or any security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

               (d) may rely on and shall be protected in acting upon the terms and conditions of (i) this Agreement, (ii) the documents relating to the Offer,
(iii) any instructions given to you orally or in writing by the Company by Ms. Charlotte A. Sanford, Senior Director - Debt and Analysis of the Company with respect to any matter relating to your activities as Exchange Agent covered by this Agreement; and (iv) as to any matter not covered by any of the foregoing, your usual and customary practice when acting as an exchange agent; and

               (e) may consult with counsel satisfactory to you (including counsel to the Company), and the opinion of such counsel shall be full and complete authorization and protection with respect to any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the opinion of such counsel.

          13. You undertake the duties and obligations imposed herein upon the following additional terms and conditions:

               (a) you shall perform your duties and obligations hereunder as a fiduciary of the Company acting with due care; and

               (b) except as set forth in paragraph 3 of the introduction to this Agreement, you shall not be under any responsibility in respect of the validity or sufficiency of any Letter of Transmittal, certificate for Old Notes or Notice of Guaranteed Delivery.

          14. You are not authorized to make any recommendation on behalf of the Company as to whether a holder of Old Notes of the Company should or should not tender his securities.

          15. All New Notes shall be forwarded by you to the persons at the addresses so indicated in the Letter of Transmittal by (i) first-class mail under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificate, or
(ii) registered mail, insured separately for the replacement value of such certificates.

          16. The Company covenants and agrees to reimburse, indemnify and hold you harmless against any costs, expenses (including reasonable expenses of your legal counsel), losses or damages which, without negligence, willful misconduct or bad faith on your part or arising out of or attributable thereto, may be paid, incurred or suffered by you or to which you may become subject by reason of or as a result of the administration of your



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duties hereunder or by reason of or as a result of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, or liability resulting from your actions as Exchange Agent pursuant hereto, including any claims against you by any holder tendering Old Notes for exchange. The Company shall be entitled to participate at its own expense in the defense, and if the Company so elects at any time after receipt of such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company assumes the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, unless in the reasonable judgment of the Company's counsel it is advisable for you to be represented by separate counsel. In no case shall the Company be liable under this indemnity with respect to any claim or action against you, unless the Company shall be notified by you, by letter or by cable or telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of an action, but failure so to notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity, except to the extent the Company is materially prejudiced or forfeits substantial rights and defenses by reason of such failure.

          17. You hereby acknowledge receipt of each of the documents listed in items (i) through (iv) of the introduction to this Agreement and further acknowledge that you have examined the same. Any inconsistency between this Agreement on the one hand and the Prospectus and Letter of Transmittal, as they may from time to time be amended, on the other, shall be resolved in favor of and governed by the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

          18. In the event that any of the terms of the Offer are amended, the Company shall give you prompt written notice thereof describing such amendment. The parties shall amend this Agreement to the extent necessary to reflect any material changes to the terms hereof caused by any amendment of the Offer.

          19. You may resign at any time on 30 days' prior written notice thereof delivered to the Company. Promptly after receipt of your written notice, the Company shall take such action as may be necessary to appoint a successor Exchange Agent. If within 30 days of such written notice no successor Exchange Agent has been appointed, you or any party to this Agreement may petition any court having jurisdiction for the appointment of a successor Exchange Agent. Your resignation shall not be effective until a successor Exchange Agent has been appointed. Upon the effectiveness of your resignation, you shall turn over to the successor all property held by you as Exchange Agent hereunder



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upon presentation to you of evidence of appointment of such successor and its acceptance thereof.

          20. Upon the later of A. the completion of your duties pursuant to this Agreement, or B. September 1, 1994 (as such date may be extended by written agreement between you and the Company) your designation as Exchange Agent and your obligations hereunder will terminate provided that your rights under Paragraphs 11, 12 and 16 above and your liabilities under this Agreement for acts or omissions theretofore occurring shall survive the termination of your appointment. Notwithstanding the foregoing, it is understood that if, during the period of thirty (30) days following the termination of your obligations hereunder pursuant to this paragraph 20, you receive any Letters of Transmittal (or functional equivalent thereof), you shall return the same together with all enclosures to the party from whom such documents were received and shall be reimbursed by the Company for your fees and expenses in connection therewith.
In addition, notwithstanding the termination of this Agreement, you shall preserve, and shall provide the Company access to, all records pertaining to the Offer and shall permit it to make reproductions of same, at its expense during normal business hours, for a period of five (5) years following the termination of this Agreement.

          21. This Agreement is effective as of the date hereof, and is binding upon and inures to the benefit of the parties' respective successors. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such State.

          22. These instructions may be reasonably modified or supplemented by the Company or by any officer thereof authorized to give notice, approval or waiver on its behalf.

          23. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          If the foregoing is acceptable to you, please countersign below to acknowledge receipt of this letter and to confirm your agreement to the arrangements herein provided.


                              Very truly yours,

                              CHARTER MEDICAL CORPORATION



                              By:____________________________
                              Name:  James R. Bedenbaugh
                              Title: Treasurer



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ACCEPTED:



MARINE MIDLAND BANK,
  as Exchange Agent

By:_____________________________
Name:___________________________
Title:__________________________

Enclosures




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